ARC Group Worldwide 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

April 14, 2014

ARC Group Worldwide Announces a 1.5 to 1 Stock Dividend

DELAND, FL, April 14, 2014 -- ARC Group Worldwide, Inc. (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today announced that its Board of Directors approved a 1.5 to 1 stock dividend on its Common Stock. The additional shares, issued as a result of the stock dividend, will be distributed on May 1, 2014 to stockholders of record as of April 24, 2014.

Jason T. Young, Chairman and CEO of ARC Group Worldwide, Inc., stated, “We have approved the stock dividend in an effort to increase liquidity in our stock. Stockholders of record will receive an additional 1.5 shares for every 1 share they own.”

About ARC Group Worldwide, Inc.

ARC Group Worldwide is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, advanced tooling, automation, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, please visit www.ArcGroupWorldwide.com, or its operating subsidiaries at www.3DMaterialTechnologies.com, www.AFTmim.com, www.AFTmimHU.com, www.ARCmim.com, www.ArcWireless.net, www.ATCmold.com, www.FloMet.com, www.GeneralFlange.com, www.Injectamax.com, www.TeknaSeal.com, and www.ThixoWorks.com.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended June 30, 2013 and Form 10-Q for the period ended December 29, 2013, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com